Exhibit 99.1

NGL Energy Partners LP Announces Redemption of Its 10.75% Class A Convertible Preferred Units

TULSA, Okla.—(BUSINESS WIRE)—May 13, 2019— NGL Energy Partners LP (NYSE:NGL) (the “Partnership” or “NGL”) announced today that it has redeemed all 12,473,191 of the remaining issued and outstanding 10.75% Class A Convertible Preferred Units (“Class A Preferred Units”) for a total redemption price of $13.2385 per unit, calculated as 110% of $12.035 per unit (the Class A Preferred Unit Price), or $165.1 million in total, plus all accrued but unpaid and accumulated distributions to, but not including, the redemption date of May 11, 2019.  The redemption was funded through borrowings on the Partnership’s revolving credit facility, resulting in expected annualized cost of capital savings based on current borrowing rates of approximately $9 million.

“NGL is pleased to have partnered with Oaktree over the past three years, including the participation of Jared Parker on our Board of Directors,” stated Mike Krimbill, NGL’s CEO.  “The original equity contribution from funds managed by Oaktree Capital Management, L.P. (“Oaktree”) in 2016 helped provide the capital required to complete our Grand Mesa Pipeline and manage a very challenging industry cycle.  We appreciate the partnership with the Oaktree team and look forward to future opportunities for our firms to work together.”

“Mike, Trey and the entire NGL team have done a terrific job growing value for NGL’s unit holders through a particularly challenging market,” stated Jared Parker, co-portfolio manager of Oaktree’s Infrastructure Investing strategy.  “We are pleased to have contributed to the company’s success.  We value our partnership with NGL and look forward to continuing to work together on new opportunities.”

As a result of the full redemption of the Class A Preferred Units, Oaktree will no longer hold Board representation rights and NGL has accepted Mr. Parker’s resignation from the Board of Directors of the Partnership’s General Partner.  The information in this press release shall not constitute a notice of redemption of any of the Partnership’s securities.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: water solutions, crude oil logistics, NGL logistics and refined products/renewables. For further information, visit the Partnership’s website at www.nglenergypartners.com.

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $119 billion in assets under management as of March 31, 2019. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities.  The firm has over 950 employees and offices in 18 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

Trey Karlovich, 918-481-1119
Executive Vice President and Chief Financial Officer
Trey.Karlovich@nglep.com
or
Linda Bridges, 918-481-1119
Senior Vice President — Finance and Treasurer
Linda.Bridges@nglep.com